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                                                                  Exhibit 2.1


                                                                  Execution Copy






                             DISTRIBUTION AGREEMENT



                            Dated September 30, 1999


                                     Between

                                  GENCORP INC.

                                       and

                              OMNOVA SOLUTIONS INC.







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                                                   CONTENTS



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I.       Definitions......................................................................................   1

II.      Contribution.....................................................................................   2
         2.01.    Assets Contibuted.......................................................................  10
         2.02.    Retained Assets.........................................................................  10
         2.03.    Assumed Liabilities.....................................................................  11
         2.04.    Retained Liabilities ...................................................................  12
         2.05.    Issuance of Shares......................................................................  12
         2.06.    Closing ................................................................................  12
         2.07.    Assignment of Assets ...................................................................  12
         2.08.    Termination of Certain Contracts........................................................  13
         2.09.    Disclaimer..............................................................................  13

III.     Distribution
         3.01.  Distribution..............................................................................  14
         3.02.  Delivery   ...............................................................................  14

IV.      Certain Covenants ...............................................................................  14
         4.01.    Interim Use of GenCorp's Corporate Name.................................................  14
         4.02.    Transition and Further Assurances.......................................................  15
         4.03.    Assets Administration...................................................................  15
         4.04.    Correspondence..........................................................................  16
         4.05.    Interim Permit Operations...............................................................  16
         4.06.    Agreement for Exchange of Information...................................................  16
         4.07.    Witness Services........................................................................  17
         4.08.    Confidentiality.........................................................................  17
         4.09.    Certain Tax Matters.....................................................................  18
         4.10.    Insurance Matters.......................................................................  19

V.       Indemnification   ...............................................................................  21
         5.01.    Indemnification by GenCorp Inc..........................................................  21
         5.02.    Indemnification by OMNOVA...............................................................  21
         5.03.    Third Party Claim Procedures............................................................  22
         5.04.    Insurance Recovery......................................................................  24
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VI.      Miscellaneous Provisions.........................................................................  24
         6.01.    Notices  ...............................................................................  24
         6.02.    Entire Agreement........................................................................  25
         6.03.    Assignment..............................................................................  25
         6.04.    Captions ...............................................................................  25
         6.05.    Waiver; Consent.........................................................................  25
         6.06.    No Third Party Beneficiaries............................................................  25
         6.07.    Survival of Agreements..................................................................  26
         6.08.    Expenses ...............................................................................  26
         6.09.    Group Performance.......................................................................  26
         6.10.    Counterparts............................................................................  26
         6.11.    Gender   ...............................................................................  26
         6.12.    Governing Law...........................................................................  26
         6.13.    Interpretation..........................................................................  26
         6.14.    Blue Pencil.............................................................................  26
         6.15.    Conflicts...............................................................................  27


Schedules

1.01(a)  Corporate Real Property
1.01(b)  Certain Discontinued Operations
1.01(c)  OMNOVA Real Property
1.01(d)  OMNOVA Entities
1.01(e)  OMNOVA Discontinued Operations
1.01(f)  OMNOVA Intellectual Property
1.01(g)  OMNOVA Balance Sheet


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                                                                  Execution Copy

                             DISTRIBUTION AGREEMENT
                             ----------------------

         THIS DISTRIBUTION AGREEMENT (the "Agreement") dated September 30, 1999, is by and between OMNOVA SOLUTIONS INC., an Ohio corporation ("OMNOVA"), and GENCORP INC., an Ohio corporation ("GenCorp").

         WHEREAS, the Board of Directors of GenCorp (the "GenCorp Board") has determined that it is in the best interests of GenCorp and its shareholders to transfer the Contributed Assets to OMNOVA in exchange for OMNOVA Common Stock and OMNOVA's assumption of the Assumed Liabilities, all as more fully described in this Agreement and the Ancillary Agreements (the "Separation");

         WHEREAS, the GenCorp Board has further determined that it is appropriate and desirable, on the terms and conditions contemplated hereby, for GenCorp to distribute (the "Distribution") to the holders of GenCorp Common Shares, as a dividend, all of the outstanding common shares, $0.10 par value, of OMNOVA (the "OMNOVA Common Stock"); and

         WHEREAS, it is appropriate and desirable to set forth the principal transactions required to effect the Separation and the Distribution and certain other agreements that will govern certain matters relating to the Separation and the Distribution and the relationship between the GenCorp Group and the OMNOVA Group following the Distribution.

         NOW, THEREFORE, in consideration of the premises and the mutual promises herein contained, OMNOVA and GenCorp hereby agree as follows:

                             ARTICLE I: DEFINITIONS
                             ----------------------

         Section 1.01. Terms used in this Agreement shall have the meanings ascribed to them by definition in this Agreement.

         "ACTION" means any demand, action, suit, countersuit, arbitration, inquiry, proceeding or investigation by or before any federal, state, local, foreign or international Governmental Authority or any arbitration or mediation tribunal.

         "ADDITIONAL ASSETS" means the following assets, properties and rights of GenCorp and all rights and interests therein:

                  (a) the real property described in Schedule 1.01(a), including all rights, easements and privileges appertaining or relating thereto and all buildings, fixtures and improvements located thereon and therein and all such items under construction;

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                                       2


                  (b) all plant, equipment, apparatus, computers and other electronic data processing equipment, fixtures, machinery, furniture, office equipment, automobiles, trucks, dies, molds, patterns, aircraft, vessels, motor vehicles and other transportation equipment, special and general tools, test devices, prototypes and models and other tangible personal property (excluding Information and Records), wherever located, whether, owned or leased, licensed or otherwise which is used, held for use or being developed for use primarily for the GenCorp Corporate Headquarters, the GenCorp Corporate Technology Center or the GenCorp Flight Operations;

                  (c) all inventories of materials, parts, raw materials, finished goods, products and supplies, wherever located, used, held for use or being developed for use primarily for the GenCorp Corporate Headquarters, the GenCorp Corporate Technology Center or the GenCorp Flight Operations;

                  (d) all computer applications, programs and other software, user and system documentation and instructions, source code, functional and design specifications, network software, design software, design tools and all protocol/internet addresses, wherever located, used, held for use or developed for use primarily for the GenCorp Corporate Headquarters, the GenCorp Technology Center or the GenCorp Flight Operations, but excluding the PC based software for the Treasury and Shareholder Services function, and excluding one copy of any software code written by GenCorp for the Lawson human resource software package and all data pertaining to employee and employee benefit matters in respect of any employees who will not become employees of OMNOVA or an OMNOVA entity;

                  (e) the Additional Technology; and

                  (f) all Contracts, Leases, Intellectual Property, Records, Information and Claims which (i) pertain primarily to the items described in
(a), (b), (c), (d) or (e) above, or (ii) pertain primarily to any Discontinued OMNOVA Operations.

         "ADDITIONAL TECHNOLOGY" means any Intellectual Property of GenCorp which is not included in the OMNOVA Business Assets and which pertains to coatings, adhesives, polymers (including, without limitation, polymer processing and surface modification and oxetane monomer and polymer compositions, structures, formulations, systems procedures and processing), blends or alloys of polymers and other materials, non-polymer substrates, or processing methods, but excluding any such Intellectual Property (other than Polyfox Intellectual Property) to the extent of vehicle sealing applications and to the extent it has been licensed by GenCorp to other Persons.

         "AFFILIATE" is defined in the Tax Matters Agreement.

         "AGREEMENT" means this Distribution Agreement, including all of the Schedules hereto.

         "ANCILLARY AGREEMENTS" mean (i) the Agreement on Employee Matters, the Tax Matters Agreement, the Services and Support Agreement, and the Alternative Dispute Resolution

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Agreement by and between the parties and dated as of the date hereof and (ii)
such deeds, stock powers, bills of sale, certificates of title, assignments, assumptions and other agreements, instruments and conveyances (including, without limitation, the License Agreement and the Non-Fluorinated Oxetane License Agreement, dated the date hereof, among OMNOVA and Aerojet-General Corporation and/or Aerojet Fine Chemicals LLC) as are executed and delivered by or on behalf of a party pursuant to this Agreement or any Ancillary Agreement described in (i).

         "ASSUMED LIABILITY" is defined in Section 2.03.

         "BUSINESS DAY" means any day on which commercial banks are not required or authorized by law to close in the City of New York, State of New York, U.S.A.

         "CAA" means the United States Clean Air Act.

         "CERCLA" means the United States Comprehensive Environmental Response, Compensation and Liability Act.

         "CWA" means the United States Clean Water Act.

         "CLAIM" means any cause of action, judgment, right of recovery, right of action, right of payment, set-off, credit, rebate, indemnity or other claim against other Persons, of whatever kind or nature, known or unknown, accrued or to accrue, including, without limitation, all rights of rescission, replevin and reclamation, all rights and claims in respect of past infringement, all credits or rebates due in respect of charges incurred, goods received or services rendered and all rights under any express or implied warranties, representations or guarantees made by suppliers, contractors or others.

         "CLOSING" is defined in Section 2.06.

         "CLOSING TIME" is defined in Section 2.06.

         "CODE" is defined in the Tax Matters Agreement.

         "CONSENT" is defined in Section 2.07.

         "CONTRACTS" means any agreements, contract rights, license agreements, leases of personal property, open purchase orders for raw materials, supplies, parts or services, unfilled orders for the manufacture and sale of products and other contracts, agreements, commitments or undertakings.

         "CONTRIBUTED ASSETS" is defined in Section 2.01.


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                                       4



         "DISCONTINUED OMNOVA OPERATIONS" means any terminated, divested or discontinued business or operation of GenCorp or any OMNOVA Entity which is described on Schedule 1.01(e).

         "DISTRIBUTION AGENT" means Bank of New York, or such other trust company or bank designated by GenCorp, to act as the agent responsible for the distribution of the OMNOVA Common Stock in the Distribution.

         "DISTRIBUTION DATE" is defined in Section 3.01.

         "DISTRIBUTION " is defined in Section 3.01.

         "DISTRIBUTION RECORD DATE" is defined in Section 3.01.

         "DOLLARS" or "$" means United States dollars.

         "ENVIRONMENTAL LAW" means any federal, state, local, foreign or international statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, common law doctrine (including tort, contribution, strict liability, negligence, trespass and nuisance), order, judgment, decree, injunction, requirement or agreement with any Governmental Authority, now or hereafter in effect relating to health, safety, pollution or the environment (including ambient air, surface water, groundwater, land surface, subsurface strata and natural resources) or to emissions, discharges, releases or threatened releases of any substance currently or at any time hereafter listed, defined, designated or classified as hazardous, toxic, waste, radioactive or dangerous, or otherwise regulated, under any of the foregoing, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of any such substances, including, without limitation, CERCLA, RCRA, CWA, CAA, TSCA and comparable provisions in state, local, foreign or international law.

         "ENVIRONMENTAL LIABILITIES" means all liabilities and obligations relating to, arising out of or resulting from any Environmental Law or contract or agreement relating to environmental, health or safety matters (including all removal, remediation or cleanup costs, investigatory costs, governmental response costs, natural resources damages, property damages, personal injury damages, costs of compliance with any settlement, judgment or other determination of liability and indemnity, contribution or similar obligations) and all costs and expenses (including allocated costs of in-house counsel and other personnel), interest, fines, penalties or other monetary sanctions in connection therewith.

         "EXCHANGE ACT" means the Securities Exchange Act of 1934, in effect from time to time.

         "FORM 10" means the registration statement on Form 10 filed by OMNOVA with the SEC to effect the registration of the OMNOVA Common Stock under the Exchange Act.

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                                       5



         "GENCORP ENTITY" means any corporation, partnership, joint venture, limited liability company, alliance, association or legal entity in which GenCorp, directly or indirectly, has or had any equity, ownership, investment, profit, management or other interest, but excluding the OMNOVA Entities.

         "GENCORP GROUP" means GenCorp and the GenCorp Entities.

         "GENCORP COMMON STOCK" means the Common Shares, $.10 par value per share, of GenCorp.

         "GENCORP INSURANCE" is defined in Section 4.10.

         "GENCORP OVERSEAS" means GenCorp Overseas Inc., an Ohio corporation.

         "GOVERNMENTAL AUTHORITY" means (i) the United States of America, any State thereof, or any court, department, commission, board, bureau, agency or instrumentality of the United States of America, any State thereof, or political subdivision of any of them, (ii) any other body, authority or agency exercising any form of administrative or regulatory authority under any applicable Legal Requirement, (iii) any quasi-governmental court, body, agency or authority, (iv) any corporation established by or at the direction of any of the foregoing and authorized by statute to exercise regulatory authority, and (v) any foreign government or governmental authority comparable to any of the foregoing.

         "GROUP" means the OMNOVA Group or the GenCorp Group.

         "INDEMNIFIED PARTY" is defined in Section 5.03(a).

         "INDEMNIFYING PARTY" is defined in Section 5.03(a).

         "INDEMNITY NOTICE" is defined in Section 5.03(a).

         "INFORMATION" means information, whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible forms, stored in any medium, including studies, reports, records, books, contracts, instruments, surveys, discoveries, ideas, concepts, know-how, trade secrets, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing plans, customer names, communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product), and other technical, financial, employee or business information or data.

         "INSURANCE PROCEEDS" means those monies (i) received by an insured from an insurance carrier on an insurance claim or (ii) paid by an insurance carrier on behalf of an insured on an

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                                       6


insurance claim, in either case net of any applicable deductibles, retentions, or costs paid by such insured, but such term does not refer to proceeds received from an insurer on an employee benefits group insurance policy.

         "INTELLECTUAL PROPERTY" means any and all United States and foreign:
(a) patents (including, without limitation, utility patents, design patents, reissued and reexamined patents industrial designs and utility models), inventors' certificates and patent applications (including docketed patent disclosures awaiting filing determination or preparation, reissues, revisions, reexaminations, divisions, continuations, continuations-in-part and extensions), all extensions, the right to claim priority, and any improvements to any of the foregoing; (b) trademarks, trade names, service marks, service names, fictitious names, telephone numbers, trade dress, symbols, marks, logos, business and product names, slogans and rights to obtain renewals and extensions thereof and registrations and applications for registration thereof together with all translations, adaptations, derivations, and combinations thereof; (c) works of authorship (whether or not copyrightable and/or registerable and whether or not registered), including, without limitation, work of art and computer software, patterns and designs and copyright registrations, registration applications and right to obtain renewals and extensions thereof; (d) inventions (whether patentable or unpatentable and whether or not reduced to practice), processes, designs, formulae, trade secrets, proprietary knowledge, know-how, industrial models, technical information, manufacturing, engineering and technical drawings, product specifications, compositions, research and development, manufacturing and production processes and techniques; (e) mask work and other semiconductor chip rights and registrations thereof; (f) computer applications, programs and other software and all related data, user and system documentation and instructions, source code, functional and design specifications, network software, design software, design tools and, web sites and addresses; (g) intellectual property rights similar to any of the foregoing; (h) all books, records, documents, drawings, tapes, disks or other media or tangible embodiments of any of the foregoing (in whatever form or media, including electronic and magnetic media) and (i) all goodwill pertaining to any of the foregoing.

         "IRS" means the United States Internal Revenue Service and any successor department, agency or organization of the United States.

         "KNOWN" means the knowledge of any director or officer of the GenCorp Group or the OMNOVA Group and the knowledge of the manager of any GenCorp Group or OMNOVA Group location and the knowledge of any direct report to any such director, officer or manager and the knowledge which any of such persons would have after conducting a reasonable investigation within the scope of his or her job responsibility.

         "KNOWN LIABILITIES" means any actual or alleged liability or obligation of the GenCorp Group or the OMNOVA Group which is Known to any member of the GenCorp Group or the OMNOVA Group (which shall be deemed to include, without limitation, any matter as to which any person included in the definition of "Known" has received a notice claiming or alleging such liability or obligation, any matter as to which any member of either Group has paid any amounts


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                                       7


or entered into or became subject to any settlements, agreements, decrees, orders, judgments, or other obligations, and the matters and locations included on Section 1.01(b)), but the term "Known Liability" excludes any actual or alleged liability or obligation which: (i) is provided for on the OMNOVA Balance Sheet, (ii) arises from the condition of any facility listed on Schedule 1.01(c) (including, without limitation, Environmental Liabilities resulting from any such condition), or (iii) is an ordinary course liability or obligation arising from the OMNOVA Business (e.g. performance of contracts and payment of trade payables).

         "LEGAL REQUIREMENT" means any federal, state, local, municipal, foreign or international, constitution, law, ordinance, principle of common law, regulation, statute, treaty or order, including, without limitation the Environmental Laws.

         "LOSSES" means all Actions and threatened Actions, and all damages, costs, expenses, losses, liabilities, judgments, awards, fines, sanctions, orders, consent decrees, diminution in value, penalties, charges and settlement payments, whether absolute or contingent, foreseen, unforeseen, accrued or unaccrued, known or unknown, liquidated or unliquidated, matured or unmatured, now existing or which may arise in the future (including, without limitation, all reasonable costs, fees and expenses of attorneys, experts, accountants, appraisers, consultants, witnesses, and investigators in connection with defending or settling an Action or threatened Action) and interest on cash disbursements in respect of any of the foregoing at the Reference Rate from the date each such cash disbursement is made until the party incurring the same shall have been indemnified in respect thereof.

         "NON-PROPOSING PARTY" is defined in Section 4.09.

         "NYSE" means the New York Stock Exchange.

         "OMNOVA BALANCE SHEET" means the OMNOVA balance sheet consisting of the column labeled "Adjusted OMNOVA Balance Sheet" on Schedule 1.01(g).

         "OMNOVA BUSINESS" means the business and operations of: (a) the Performance Chemicals Division of GenCorp as such business and operations are currently being conducted, (b) the Decorative & Building Products Division of GenCorp as such business and operations are currently being conducted, and (c) the OMNOVA Entities.

         "OMNOVA BUSINESS ASSETS" means any and all assets, properties and rights of GenCorp, Penn International and GenCorp Overseas that are used, held for use or being developed for use primarily for the OMNOVA Business and all rights and interests therein, wherever located (including in the possession of vendors or other third parties or elsewhere), whether real, personal or mixed, tangible, intangible or contingent, in each case whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of GenCorp, GenCorp International, or GenCorp Overseas, including, without limitation, the following:


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                                       8


                  (a) All real property of whatever nature, whether owned, leased, licensed or otherwise, including all rights, easements and privileges appertaining or relating thereto and all buildings, fixtures and improvements located thereon and therein and all such items under construction including, without limitation, the real property listed on Schedule 1.01(c);

                  (b) All tangible personal property, plant, machinery and equipment, apparatus, computers and other electronic data processing equipment, fixtures, machinery, equipment, furniture, office equipment, automobiles, trucks, dies, molds, patterns, vessels, motor vehicles and other transportation equipment, special and general tools, test devices, prototypes and models and other tangible personal property, whether owned, leased, licensed or otherwise;

                  (c) All inventories of materials, parts, raw materials, supplies, work-in-process and finished goods and products including items purchased for distribution or resale;

                  (d) All capital stock, minute books, stock records, corporate records, corporate seals and treasury shares of the OMNOVA Entities;

                  (e) All rights, benefits and interests under any Contracts;

                  (f) All rights under any deposits, letters of credit and performance and surety bonds;

                  (g) All accounts, accounts receivable and any payments with respect thereto after the Closing Time, unpaid interest on accounts receivable and any security or collateral relating thereto, notes receivable, security and other deposits, advance payments, prepayments and credits, whether recorded or unrecorded;

                  (h) All Intellectual Property including, without limitation, the items on Schedule 1.01(f);

                  (i) All Information and Records;

                  (j) All rights under any Claim to the extent pertaining to the OMNOVA Business, any OMNOVA Business Asset or any Assumed Liability;

                  (k) All rights under insurance policies and all rights in the nature of insurance, indemnification or contribution which pertain exclusively to the OMNOVA Business;

                  (l) all bank accounts, lock boxes and other deposit arrangements; and

                  (m) all goodwill.

         "OMNOVA DIVIDEND" is defined in Section 4.12.

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                                       9


         "OMNOVA Entities" means the entities listed on Schedule 1.01(d).

         "OMNOVA Group" means OMNOVA and the OMNOVA Entities.

         "PARTIES" means OMNOVA and GenCorp.

         "PENN INTERNATIONAL" means Penn International Inc., an Ohio corporation.

         "PERMITS" means any authorization, approval, franchise, orders, consent, license, permit, registration, waiver or certificate issued, granted, given, or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Legal Requirement.

         "PERSON" means any individual, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, estate, trust, organization, labor union, Governmental Authority or other legal entity of any kind, other than the parties or member of a Group.

         "POLYFOX" means fluorinated oxetane monomers having at least one fluorinated alkoxymethylene side chain; methods and materials for producing said fluorinated oxetane monomers; fluorinated polymers and prepolymers derived from said fluorinated oxetane monomers, and polymers derived from prepolymers of said fluorinated oxetane monomers including methods of producing said polymers and prepolymers and methods of using, and products formed from, said fluorinated oxetane monomers, polymers and prepolymers.

         "PROPOSING PARTY" is defined in Section 4.09.

         "RCRA" means the United States Resource Conservation and Recovery Act.

         "RECORDS" means books, records, files, plans, surveys, studies, reports, manuals, drawings, handbooks, catalogs, brochures, correspondence, documents, forms, accounts, lists, catalogs, promotional or marketing materials and other materials, whether in hard copy, electronic or any other form or media, including, without limitation, any of the same pertaining to accounting, sales, costs, pricing, marketing, advertising, promotions, suppliers, customers, personnel, human resources, dealers, distributors, inventory, engineering, equipment, manufacturing, business plans and strategies and product development.

         "REFERENCE RATE" means the interest rate equal to the prime rate as publicly announced by Citibank, N.A., New York, New York, from time to time.

         "RETAINED ASSETS" is defined in Section 2.02.

         "RETURN" is defined in the Tax Matters Agreement.

         "RULING" is defined in the Tax Matters Agreement.

         "RULING REQUEST" is defined in the Tax Matters Agreement.

         "SEC" means the Securities and Exchange Commission.

         "SPIN-OFF" is defined in the Tax Matters Agreement.

         "SPIN-OFF TAXES" is defined in the Tax Matters Agreement.

         "TSCA" means the United States Toxic Substances Control Act.

         "TAX MATTERS AGREEMENT" means the Tax Matters Agreement dated the date hereof between GenCorp and OMNOVA.

         "TAXES" is defined in the Tax Matters Agreement.

         "TERMINATE" is defined in Section 4.10.

         "THIRD PARTY CLAIM" means with respect to any party, the assertion of a claim or demand or commencement of any Action against such party by any Person.

         "TRANSACTION DOCUMENTS" means this Agreement and the Ancillary Agreements.

         "TRANSFER" is defined in Section 2.07.

                            ARTICLE II: CONTRIBUTION
                            ----------   ------------

         Section 2.01. ASSETS CONTRIBUTED. Upon the terms and subject to the conditions of this Agreement, GenCorp does hereby, and shall cause GenCorp Overseas and Penn International to hereby, contribute, assign, convey, transfer and deliver to OMNOVA, and OMNOVA or its designee does hereby accept and acquire from GenCorp, GenCorp Overseas, and Penn International all right, title and interest of GenCorp, GenCorp Overseas and Penn International in and to the following (collectively, the "Contributed Assets"):

                  (a)      the OMNOVA Business Assets; and

                  (b)      the Additional Assets.

         Section 2.02. RETAINED ASSETS. Upon the terms and subject to the conditions of this Agreement, notwithstanding Section 2.01, the following rights, properties, assets of GenCorp and


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                                       11


the GenCorp Entities are not included in and are excluded from the Contributed Assets (the "Retained Assets"):

                  (a) All cash, other than petty cash held at any of the facilities listed on Schedule 1.01(c);

                  (b) All minute books, stock records, corporation records, corporate seals, treasury shares and tax returns and supporting schedules of GenCorp and any GenCorp Entity;

                  (c) Subject to Section 4.01 and to the trademarks included in the Contributed Assets, the name "GenCorp";

                  (d) Subject to Section 4.10 and item (k) in the definition of OMNOVA Business Assets, all rights of GenCorp under any GenCorp Insurance and Property Insurance;

                  (e) Subject to the Agreement on Employee Matters, all employee benefit plans;

                  (f) All of the capital stock of the GenCorp Entities; and

                  (g) Any other right, property or asset not described in
Section 2.01.

         Section 2.03. ASSUMED LIABILITIES. Upon the terms and subject to the conditions of this Agreement (including, without limitation, Section 2.04) OMNOVA does hereby absolutely and irrevocably assume and shall thereafter pay, perform and discharge, without any recourse to GenCorp or any GenCorp entity, the following liabilities and obligations to the extent not covered by GenCorp Insurance or Property Insurance (the "Assumed Liabilities"):

                  (a) all liabilities and obligations, of any nature, of GenCorp, Penn International and GenCorp Overseas to the extent arising out of
(i) the OMNOVA Business, (ii) the Discontinued OMNOVA Operations, or (iii) the locations listed on Schedule 1.01(c), whether arising under contract, tort or any other legal theory and whether absolute or contingent, foreseen or unforeseen, accrued or unaccrued, known or unknown, liquidated or unliquidated, matured or unmatured, now existing or which may arise in the future (including, without limitation, Environmental Liabilities so arising); and

                  (b) all liabilities and obligations, of any nature, of GenCorp to the extent arising out of the assets, properties and rights included in the Additional Assets, whether arising under contract, tort or any other legal theory and whether absolute or contingent, foreseen or unforeseen, accrued or unaccrued, known or unknown, liquidated or unliquidated, matured or unmatured, now existing or which may arise in the future;

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                                       12



provided, however, that notwithstanding the foregoing Sections 2.03(a) and (b) the Known Liabilities shall be excluded from such assumed liabilities and obligations and the Known Liabilities shall be Retained Liabilities.

         Section 2.04. RETAINED LIABILITIES. Except for the Assumed Liabilities and notwithstanding anything to the contrary, OMNOVA and the OMNOVA Entities do not assume and GenCorp and the GenCorp Entities shall absolutely and irrevocably retain and be solely responsible for, without any recourse to OMNOVA or any OMNOVA Entity, any and all liabilities or obligations of any nature of GenCorp or any GenCorp Entity or claims of such liability or obligation, whether arising under contract, tort or any other legal theory and whether absolute or contingent, foreseen or unforeseen, accrued or unaccrued, known or unknown, liquidated or unliquidated, matured or unmatured, now existing or which may arise in the future including, without limitation, any and all liabilities or obligations arising out of or related to the Retained Assets, any Known Liabilities, any Environmental Liabilities (excluding Environmental Liabilities which are Assumed Liabilities) and the liabilities and obligations of GenCorp and any member of the GenCorp Group under this Agreement or under any Ancillary Agreements (collectively, the "Retained Liabilities"). For purposes of this Agreement, the Retained Liabilities shall be deemed to include all liabilities and obligations described in the previous sentence (other than the Assumed Liabilities) and for purposes of this Agreement no such liability or obligation shall be deemed a liability or obligation of OMNOVA or an OMNOVA Entity even if by operation of law any such liability or obligation is or becomes a liability or obligation of OMNOVA or an OMNOVA Entity.

         Section 2.05. ISSUANCE OF SHARES. In exchange for the contribution of the Contributed Assets and the assumption of the Assumed Liabilities, at the closing OMNOVA shall issue to GenCorp that number of shares of OMNOVA Common Stock, $0.10 par value per share, of OMNOVA (the "OMNOVA Common Stock") as is necessary to effect the Distribution in accordance with Section 3.02. The shares of OMNOVA Common Stock shall initially be represented by one stock certificate.

         Section 2.06. CLOSING. The closing of the transactions contemplated by this Article II shall take place simultaneously with the execution and delivery of this Agreement. The "Closing" shall mean the making of the deliveries to be made by OMNOVA and GenCorp respectively pursuant to this Section 2.06 and shall be deemed to have occurred at 12:00 p.m. on the date hereof (the "Closing Time"). At or prior to the Closing Time the parties will executive and deliver such deeds, stock powers, bills of sale, certificates of title, assignments, transfers, assumptions and other agreements, instruments and conveyances as are necessary to carry out this Agreement and the transactions contemplated hereby.

         Section 2.07. ASSIGNMENT OF ASSETS. Anything in this Agreement to the contrary notwithstanding, unless OMNOVA shall otherwise determine, this Agreement shall not constitute a sale, assignment, transfer or conveyance (a "Transfer") or an agreement to Transfer any Contributed Asset, or any claim, right or benefit arising thereunder or resulting therefrom (collectively, the "Interests") if an attempted Transfer thereof, without the consent, waiver, confirmation, novation or approval (a "Consent") of a third party, would constitute a breach or other contravention thereof, be ineffective or in any way adversely affect any rights thereunder, unless and until such Interest can be effectively Transferred without such breach, contravention or adverse effect, at which time each such Interest shall be deemed to be so Transferred. Until such Transfer, all such Interests shall be held in trust by GenCorp for the sole benefit of OMNOVA. GenCorp shall use all reasonable efforts to promptly obtain all necessary Consents to Transfer all such Interests and GenCorp shall pay and discharge all costs of obtaining any such Consent whether before or after the Closing Time. To the extent any Consents necessary to Transfer any Interest have not been obtained or are not in effect as of the Closing Time, GenCorp and OMNOVA shall, during the remaining term of such Interest, use all reasonable efforts to (i) cooperate in any reasonable and lawful arrangements designed to provide the benefits of such Interest to OMNOVA, in which case OMNOVA shall pay or satisfy the corresponding obligations for the enjoyment of such benefits to the extent OMNOVA would have been responsible therefor if such Consent had been obtained and such Interest had been transferred to OMNOVA; and (ii) enforce, at the request of OMNOVA, any rights of GenCorp arising from such Interest against the issuer thereof or the other party or parties thereto (including the right to elect to terminate any such Interest in accordance with the terms thereof with the consent of OMNOVA). Nothing in this Section 2.07 shall be deemed a waiver by OMNOVA of its right to receive at the Closing Time an effective Transfer of all of the Contributed Assets nor shall this Section 2.07 be deemed to constitute an agreement to exclude any asset, property or right from the Contributed Assets.

         Section 2.08. TERMINATION OF CERTAIN CONTRACTS. Except with respect to this Agreement and the Ancillary Agreements (and agreements expressly contemplated herein or therein to survive the Distribution by their terms or which are included in the Contributed Assets), GenCorp and OMNOVA (on their own behalf and on behalf of the members of the GenCorp Group and OMNOVA Group, respectively) hereby terminate, any and all written or oral agreements, arrangements, commitments or understandings, between members of the GenCorp Group, on the one hand, and members of the OMNOVA Group, on the other, effective as of the Distribution Date. Each party shall, at the reasonable request of any other party, take, or cause to be taken, such other actions as may be necessary to effect such termination.

         Section 2.09. DISCLAIMER. (a) Each of the parties understands and agree that no party hereto nor any member of a Group is (whether in this Agreement, in any Ancillary Agreement or otherwise) making any representation or warranty, express, implied or otherwise, including any representation or warranty as to
(i) the assets, businesses or liabilities retained, transferred or assumed, (ii) any consents, authorizations or approvals of third parties (including Governmental Authorities) required for the transfer or assumption by such party of any asset or liability, (iii) the value of any asset or freedom of any asset from any lien, claim, equity, encumbrance or other security interest or adverse claim, (iv) the absence of any defenses or right of set-off or freedom from counterclaim with respect to any claim or asset, or (v) the legal sufficiency to convey title to any asset.

                  (b) Each party hereto understands and agrees that there are no representations or warranties, express, implied or otherwise whatsoever, including, without limitation, no warranty, as to the merchantability or fitness of any of the Contributed Assets transferred to OMNOVA pursuant to this Agreement or any Ancillary Agreement, and all such Contributed Assets so transferred shall be transferred on an "AS IS, WHERE IS" basis.

                  (c) Nothing contained in Section 2.09(a) or (b) shall alter, diminish or impair the obligations of the parties under any other provision of this Agreement or any Ancillary Agreement including, without limitation, under
Article V hereof.

                            ARTICLE III: DISTRIBUTION
                            -----------  ------------

         Section 3.01. DISTRIBUTION. On the date (the "Distribution Date") that has been established by the GenCorp Board for the distribution (the "Distribution") of the OMNOVA Common Stock, GenCorp shall distribute to each holder of record of shares of GenCorp Common Stock on the record date established by the GenCorp Board for the Distribution (the "Distribution Record Date") one share of OMNOVA Common Stock for every one share of GenCorp Common Stock so held.

         Section 3.02. DELIVERY. On the Distribution Date, GenCorp shall deliver to the Distribution Agent one or more stock certificates representing all the outstanding shares of OMNOVA Common Stock and shall instruct the Distribution Agreement to effect the Distribution. OMNOVA shall provide all stock certificates that the Distribution Agent may require in order to effect the Distribution. The Distribution shall be effective at 12:01 a.m. on the Distribution Date.

                          ARTICLE IV: CERTAIN COVENANTS
                          ----------  -----------------

         Section 4.01. INTERIM USE OF GENCORP'S CORPORATE NAME. OMNOVA may, after the Closing Time, utilize without further obligation to compensate GenCorp, the trademarks or trade names "GenCorp" in connection with the items described below:

                  (a) All stationery, forms, labels, product literature, invoices, purchase orders and other similar documents and supplies included in the Contributed Assets may be used by OMNOVA for a reasonable period after the Distribution Date not to exceed 12 months.

                  (b) All inventory included in the Contributed Assets may be sold or otherwise disposed of by OMNOVA without remarking.

                  (c) All molds, dies and similar items included in the Contributed Assets which produce products displaying GenCorp's trademark, trade name or corporate name, and all products produced using such molds or dies, may be used and produced until such time as such molds, dies and similar items are exhausted and replaced.

                  (d) All sample goods (tip cards, swatch books, loose swatches, binders and similar goods) both in stock and at distributors, specifiers, or others may be used until discontinuation of all product lines to which such sample goods pertain.

                  (e) As the corporate name for any OMNOVA Entity for a reasonable period after the Distribution Date until a name change can be registered and approved by the applicable Governmental Authority but not to exceed 12 months.

                  (f) As signage, e-mail addresses and similar uses for a reasonable period after the Distribution Date but not to exceed 12 months.

         Section 4.02. TRANSITION AND FURTHER ASSURANCES.

                  (a) GenCorp shall, at any time and from time to time after the Closing Time, upon the reasonable request of OMNOVA and at GenCorp's expense, execute, acknowledge and deliver or cause to be executed, acknowledged and delivered all such further deeds, stock powers, bills of sale, certificates of title, assignments, transfers, conveyances, powers of attorney, notices of commencement and assurances and take such other action as may be reasonably requested by OMNOVA for the more effective assigning, transferring, granting, conveying, assuring and confirming to OMNOVA, or to its successors and assigns, of any of the Contributed Assets or aiding and assisting in collecting and reducing to possession by OMNOVA any or all of the Contributed Assets, and to protect the right, title and interest of OMNOVA therein and the enjoyment by OMNOVA thereof, and otherwise to carry out the purpose and intent of this Agreement.

                  (b) Without limiting any provision hereof, GenCorp agrees that as of the Closing Time, OMNOVA shall be constituted and appointed the true and lawful attorney of GenCorp with respect to the Contributed Assets, with full power of substitution, in the name of OMNOVA or in the name of GenCorp or otherwise and for the sole benefit and at the sole expense of OMNOVA, to institute and prosecute all proceedings which OMNOVA may deem proper in order to collect, assert or enforce any claim, right or title of any kind in and to the Contributed Assets, to defend or compromise any and all suits and proceedings in respect of any of the Contributed Assets, and to do all such acts and things in relation thereto as OMNOVA in its sole discretion as may deem advisable. GenCorp acknowledges that the foregoing powers are coupled with an interest and shall not be revocable by GenCorp. OMNOVA shall be entitled to retain for its own account any amounts collected pursuant to the foregoing powers.

         Section 4.03. ASSETS ADMINISTRATION. If at any time or from time to time any party or member of such party's Group, shall receive or otherwise possess a right, property or asset that is owned by the other party or a member of the other party's Group, such party or member shall promptly notify the other party and transfer or cause to be transferred, such right, property or asset to such other party so entitled thereto without any hold back or set-off. Prior to such transfer, such party or Group member receiving or possessing such right, property or asset shall hold such right, property or asset in trust for such other party.

         Section 4.04. CORRESPONDENCE. GenCorp hereby authorizes OMNOVA, on and after the Distribution Date, to receive and open mail addressed to GenCorp and to deal with the contents thereof in a responsible manner. OMNOVA shall promptly deliver to GenCorp any mail addressed to GenCorp that relates (or reasonably appears to relate) to the Retained Assets or Retained Liabilities.

         Section 4.05. INTERIM PERMIT OPERATIONS. Each party hereto shall prepare and file with the appropriate licensing and permitting authorities for the transfer or issuance, as may be necessary or advisable in connection with the transactions contemplated hereby, of all Permits required in order for OMNOVA to operate the Contributed Assets following the Closing Time. To the extent permitted by Legal Requirements, OMNOVA shall have the right to operate the Contributed Assets after the Closing Time under any Permits held by GenCorp which were not transferred to OMNOVA at the Closing Time and with respect to which notice has been given to the issuing Governmental Authority.

         Section 4.06. AGREEMENT FOR EXCHANGE OF INFORMATION.

                  (a) Each of GenCorp and OMNOVA agrees to provide to the other, and to cause the members of its Group to provide, as soon as reasonably practicable after written request therefor, any Information in its possession or under its control which the requesting party reasonably needs (i) to comply with reporting, disclosure, filing or other requirements imposed on the requesting party (including under applicable securities or tax laws) by a Governmental Authority having jurisdiction over the requesting party, (ii) for use in any other judicial, regulatory, administrative, tax or other proceeding or in order to satisfy audit, accounting, claims, regulatory, litigation, tax or other similar requirements, or (iii) to comply with its obligations under this Agreement or any Ancillary Agreement; provided, however, that in the event that any party determines that any such provision of Information could be commercially detrimental, violate any law or agreement, or waive any attorney-client privilege, the parties shall take all reasonable measures to permit the compliance with such obligations in a manner that avoids any such harm or consequence.

                  (b) Any Information owned by GenCorp or OMNOVA that is provided to a requesting party pursuant to this Section 4.06 shall be deemed to remain the property of the providing party. Unless specifically set forth herein, nothing contained in this Agreement shall be construed as granting or conferring rights of license or otherwise in any such Information.

                  (c) If the party requested to provide such Information reasonably incurs more then nominal out-of-pocket costs to create, gather or copy such Information for the other party, then the providing party may request the other party to reimburse it for all reasonable out-of-pocket costs incurred to create, gather or copy such Information, which request shall not be unreasonably denied.

                  (d) The parties agree to use their reasonable efforts to retain all Information in their respective possession or control on the Distribution Date for a period of six years or such longer period as required by any applicable legal requirement and, with respect to the Information pertaining to Taxes, until the expiration of the applicable statute of limitations or as otherwise required by a Legal Requirement. No party will destroy or dispose of, or permit any member of its Group to destroy or disposal of, any Information which the other party may have the right to obtain pursuant to this Agreement prior to the sixth anniversary of the date hereof or the expiration of any such statute of limitations without first using its reasonable efforts to notify the other party of the proposed destruction or disposal and giving the other party the opportunity to take possession of such Information in lieu of such destruction.

                  (e) The rights and obligations granted under this Section 4.06 are subject to any specific rights, obligations, limitations, qualifications or additional provisions regarding the sharing, exchange or confidential treatment of Information set forth in any Ancillary Agreement.

         Section 4.07. WITNESS SERVICES. At all times from and after the Distribution Date, each of GenCorp and OMNOVA shall use its reasonable efforts to make available to the other party's Group, upon reasonable written request, the officers, directors, employees and agents of the members of its Group for the fact finding, consultation or interviews and as witnesses to the extent that such persons may reasonably be required in connection with the prosecution or defense of any action in which the requesting party or any member of its Group may from time to time be involved. If the party providing such services to the other party under this Section 4.07 reasonably incurs more than nominal out-of-pocket costs in providing such services, the providing party may request, which request shall not be unreasonably denied, the other party to shall reimburse it for all reasonable out-of-pocket costs incurred in providing such services.

         Section 4.08. CONFIDENTIALITY. Each of GenCorp and OMNOVA, on behalf of itself and each member of its Group, agrees to hold, and to cause its respective directors, officers, employees and agents to hold, in strict confidence, all Information owned by the other Group which is of a confidential or proprietary nature and which may be in its possession or which may hereafter be furnished by any member of such other Group or its respective directors, officers, employees or agents, and shall not use any such Information other than for such purposes as shall be expressly permitted hereunder, under an Ancillary Agreement or as otherwise agreed, except, in each case, to the extent that such Information (a) is in or later enters the public domain through no fault of such party or any member of its Group or any of their respective directors, officers, employees or agents, (b) later lawfully acquired from other sources by such party (or any member of such party's Group) which sources are not themselves bound by a confidentiality obligation, or (c) independently generated without reference to any proprietary or confidential Information of the other party. Each party agrees not to release or disclose, or permit to be released or disclosed, any such Information to any other Person, except its directors, officers, employees and agents who need to know such Information (who shall be advised of their obligations hereunder with respect to such Information). When any such Information is no longer needed for the purposes contemplated by this Agreement, any Ancillary Agreement or other agreement entered into by the parties, the party in possession thereof will promptly after request of the other party either return to the other party all Information in a tangible or electronic form (including all copies thereof and all notes, extracts or summaries based thereon) or certify to the other party that it has destroyed such Information (and such copies thereof and such notes, extracts or summaries based thereon). Notwithstanding the immediately three preceding sentences, in the event that a member of a Group either determines on the advice of its counsel that it is required to disclose any Information pursuant to applicable law or receives any demand under lawful process or from any Governmental Authority to disclose or provide Information of the other party (or any Group member of the other party) that is subject to the confidentiality provisions hereof, such party shall notify the other party prior to disclosing or providing such Information and shall cooperate at the expense of the requesting party in seeking any reasonable protective arrangements requested by such other party. Subject to the foregoing, the Person that received such request may thereafter disclose or provide Information to the extent required by such law (as so advised by counsel) or by lawful process or such Governmental Authority.

         Section 4.09. CERTAIN TAX MATTERS. (a) Neither the GenCorp Group nor the OMNOVA Group shall take any action inconsistent with, nor fail to take any action described in the Ruling Request or the Ruling, unless such Party (the "Proposing Party") has obtained the prior written consent of the other Party (the "Non-Proposing Party") which consent shall not be unreasonably withheld. The Non-Proposing Party shall grant its consent to an action proposed by the Proposing Party if the Proposing Party either (i) obtains a ruling with respect to the proposed action from the IRS or other applicable Tax Authority that is reasonably satisfactory, in form and substance, to the Non-Proposing Party and its tax counsel (except that the Proposing Party shall not submit any ruling request for the purpose of complying with this Section 4.09 if the Non-Proposing Party reasonably determines that filing such request might adversely affect the Non-Proposing Party), or (ii) obtains an opinion from tax counsel reasonably satisfactory to the Non-Proposing Party (both as to choice of counsel and the opinion given). Each of the parties covenants that it will cooperate in connection with any future submissions to the IRS in connection with the Ruling Request and the Ruling, and will certify to the extent it can do so, upon reasonable request, that the factual statements, representations and other similar conditions contained therein are true, correct and complete in all material respects. Each of the parties represents that neither it nor any of its Affiliates has any plan or intention to take any action which is inconsistent with any factual statements, representations or other similar conditions contained in the Ruling Request or in the Ruling.

                  (b) ACTIVE BUSINESS; CONTINUITY OF BUSINESS ENTERPRISE. GenCorp and OMNOVA each represents that it has no plan or intent to reduce, eliminate or otherwise discontinue the businesses relied upon in the Ruling Request. Each of GenCorp and OMNOVA covenant that it will not take any action which might violate the "active trade or business" requirement under Section 355(b) of the Code or the "continuing of business enterprise" requirement for tax-free distributions under Section 355 of the Code within the two year period beginning on the Distribution Date, without the prior written consent of the other party, which consent shall not be unreasonably withheld.

                  (c) CHANGE IN CONTROL. GenCorp and OMNOVA each represents that, apart from the Spin-off, it has no plan or intention to engage in any transaction or transactions having the effect of a change in the ownership of 50% or more of its outstanding stock (by vote or value), within the meaning of
Section 355(e) of the Code.

         Section 4.10.  INSURANCE MATTERS.

                  (a) With respect to any Losses suffered by OMNOVA or the OMNOVA Business relating to, resulting from or arising out of any events or occurrences prior to the Distribution Date (including, without limitation, in respect of the conduct of the OMNOVA Business or the ownership or operation of the Contributed Assets) for which GenCorp, any GenCorp Entity or any OMNOVA Entity would be entitled to assert, or cause any other Person to assert, a claim for recovery under any policy of insurance maintained by or for the benefit of GenCorp, any GenCorp Entity or any OMNOVA Entity (excluding insurance included in the Contributed Assets, first party property damage insurance, and any insurance which provides coverage exclusively to Aerojet-General and its subsidiaries and to no other member of the GenCorp Group or the OMNOVA Group) (collectively, "GenCorp Insurance"), at the request of OMNOVA, GenCorp will, in good faith, promptly assert and diligently prosecute one or more claims (an "Insurance Claim") under the GenCorp Insurance; provided that all of GenCorp's and any GenCorp Entities reasonable out-of-pocket costs and expenses incurred in connection with asserting and prosecuting such claim shall be promptly reimbursed by OMNOVA (including, without limitation, costs and expenses resulting from any deductible, policy limit, self-insurance retention, or retroactive or retrospective premium). Upon written request to GenCorp, OMNOVA shall have the right, at its expense, to take exclusive control of the prosecution and settlement of any Insurance Claim. GenCorp shall not settle any Insurance Claim without the consent of OMNOVA, which consent shall not be unreasonably withheld. GenCorp shall promptly pay to OMNOVA any amount received by GenCorp in respect of any Insurance Claim. The party not controlling the prosecution and settlement of an Insurance Claim shall reasonably cooperate with the other party and shall have the right, at its expense, to participate in, but not control the prosecution and settlement of any such Insurance Claim.. The party controlling the prosecution and settlement of an Insurance Claim shall keep the other party reasonably informed at all stages of the prosecution and/or settlement of such Insurance Claim. GenCorp shall not release, disseminate, commute or otherwise terminate (collectively,"Terminate") any policy of GenCorp Insurance unless: (i) GenCorp gives OMNOVA reasonable advance written notice of its intent to do so (which notice shall describe in reasonable detail the policy to be Terminated and the terms of the Termination sought to be entered into by GenCorp or any GenCorp Entity), (ii) GenCorp agrees in writing with OMNOVA to assume any and all liability that the insurer would have had in respect of any Loss which has or may be suffered by OMNOVA which but for such Termination would have been covered by the Terminated policy, and (iii) GenCorp provides OMNOVA with reasonable assurances of its ability to satisfy its obligations under (ii) above.

                  (b) With respect to any Losses suffered by OMNOVA or the OMNOVA Business relating to, resulting from or arising out of any events or occurrences prior to the Distribution Date (including, without limitation, in respect of the conduct of the OMNOVA Business or the ownership or operation of the Contributed Assets) for which GenCorp, any GenCorp Entity or any OMNOVA Entity would be entitled to assert, or cause any other Person to assert, a claim for recovery under any first party property damage policy of insurance maintained by or for the benefit of GenCorp, any GenCorp Entity or any OMNOVA Entity ("Property Insurance") at the request of OMNOVA, GenCorp will, in good faith, promptly assert and diligently prosecute one or more claims (a "Property Insurance Claim") under the Property Insurance; provided that all of GenCorp's and any GenCorp Entities reasonable out-of-pocket costs and expenses incurred in connection with asserting and prosecuting such claim shall be promptly reimbursed by OMNOVA (including, without limitation, costs and expenses resulting from any deductible, policy limit, self-insurance retention, or retroactive or retrospective premium). Upon written request to GenCorp, OMNOVA shall have the right, at its expense, to take exclusive control of the prosecution and settlement of any Property Insurance Claim. GenCorp shall not settle any Property Insurance Claim without the consent of OMNOVA, which consent shall not be unreasonably withheld. GenCorp shall promptly pay to OMNOVA any amount received by GenCorp in respect of any Property Insurance Claim. The party not controlling the prosecution and settlement of a Property Insurance Claim shall reasonably cooperate with the other party shall have the right, at its expense to participate in, but not control the prosecution or settlement of any such Property Insurance Claim. The party controlling the prosecution and settlement of a Property Insurance Claim shall keep the other party reasonably informed at all stages of the prosecution and/or settlement of such Property Insurance Claim. GenCorp shall not release, disseminate, commute or otherwise terminate any Property Insurance without the consent of OMNOVA, which consent shall not be unreasonably withheld.

                  (c) Each of GenCorp and OMNOVA shall acquire and maintain in force for a period of three years (the "Initial Period") after the Distribution Date directors and officers insurance coverage equivalent to the directors and officers insurance coverage in force for GenCorp on the Distribution Date. If at any time and for any reason during the six years following the Initial Period a member of the GenCorp Group or OMNOVA Group decides to materially change, terminate or chooses not to renew such directors and officers insurance coverage in force at the end of the Initial Period, then the member deciding to materially change, terminate or choosing not to renew such coverage shall, at its expense, convert any such policy to a run-off policy that shall remain in force for not less than six years after the conversion date. Each of GenCorp and OMNOVA shall, upon the request of the other, from time to time, provide the other with a certificate of insurance evidencing such insurance coverage.

                  (d) With respect to aircraft products produced by GenCorp prior to the date hereof, GenCorp and the members of its Group will include and maintain OMNOVA as a named insured under any Aircraft Products Liability Policy of GenCorp or of any member of its Group which is in force as of the date hereof or which is hereafter obtained by GenCorp or any member of its Group. Upon OMNOVA's re quest, from time to time, GenCorp will provide OMNOVA with a certificate of insurance evidencing such insurance coverage. GenCorp will give OMNOVA reasonable advance written notice if GenCorp or a member of its Group ceases to maintain Aircraft Product Liability insurance which is substantially similar to the Aircraft Products Liability insurance in force as of the date hereof.

                           ARTICLE V: INDEMNIFICATION
                           ---------  ---------------

         Section 5.01. INDEMNIFICATION BY GENCORP. Subject to Sections 5.03 and
5.04 GenCorp shall indemnify, defend and hold harmless OMNOVA, each OMNOVA Entity and each of their respective directors, officers, employees and agents, and each of the heirs, successors and assigns of any of the foregoing from and against all Losses arising out of, associated with, or resulting from:

                  (a) any failure to perform or breach of any covenant or agreement made by GenCorp in this Agreement or in any Ancillary Agreement;

                  (b) any failure to pay, perform or otherwise promptly discharge any Retained Liability;

                  (c) any Spin-Off Taxes excluding any Spin-Off Taxes described in Section 5.02(c); or

                  (d) any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated in GenCorp's proxy statement dated July 2, 1999 (as the same was amended or modified, the "Proxy Statement") or necessary to make the statements made in the Proxy Statement not misleading.

         Section 5.02. INDEMNIFICATION BY OMNOVA. Subject to Sections 5.03 and 5.04, OMNOVA shall indemnify, defend and hold harmless GenCorp, each GenCorp Entity and each of their respective directors, officers, employees and agents, and each of the heirs, successors and assigns of any of the foregoing from and against all Losses arising out of, associated with, or resulting from:

                  (a) any failure to perform or breach of any covenant or agreement made by OMNOVA in this Agreement or in any Ancillary Agreement;

                  (b) any failure to pay, perform or otherwise promptly discharge any Assumed Liability;

                  (c) any Spin-Off Taxes resulting from any member of the OMNOVA Group or any employee, officer or director of such member acting in his or her capacity as such, taking or failing to take any action following the Spin-Off (including any actions specified in Section 4.09) or any change in ownership of OMNOVA stock whether or not OMNOVA has acted or failed to act in connection with such change, if such action or failure to act or such change in ownership causes the Spin-Off to fail to qualify as fully tax-free under Sections 368(a)(1)(D), 355, and 361, or any other provisions of the Code; or

                  (d) any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated in the Form 10 (or any amendment thereof) or necessary to make the statements made in the Form 10 (or any amendment thereof) not misleading.

         Section 5.03. THIRD PARTY CLAIM PROCEDURES. If a party receives notice of the assertion of any Third Party Claim in respect of which such party may have a claim under Section 5.01 or 5.02 then the following shall apply:

                  (a) The party against whom any such Third Party Claim is made (the "Indemnified Party"), shall promptly provide written notice (an "Indemnity Notice") of such Third Party Claim to the other party (the "Indemnifying Party"). Such Indemnity Notice shall describe in reasonable detail the nature of the Third Party Claim and the basis for its claim under Section 5.01 or 5.02; provided that the failure to provide such notice shall not affect a party's rights under Section 5.01 or 5.02 except to the extent the other party is actually prejudiced by the failure to give such notice and then only to the extent of such actual prejudice. An Indemnity Notice by a party shall not preclude such party from giving subsequent Indemnity Notices with respect to other claims, whether arising before or after the claims for which prior notice is given.

                  (b) Upon receipt of an Indemnity Notice, the Indemnifying Party shall have the right to promptly assume, at its sole cost and expense, the defense or settlement of such Third Party Claim with counsel reasonably acceptable to the Indemnified Party, provided that the Indemnifying Party has irrevocably agreed in writing to defend, indemnify and hold harmless the Indemnified Party in respect of all Losses arising or resulting from such Third Party Claim. The Indemnifying Party shall give prompt written notice to the Indemnified Party of its intent to enter into such agreement and assume the defense of any such Third Party Claim and shall conduct the defense and/or settlement of such Third Party Claim diligently and in good faith. If the Indemnifying Party enters into such agreement and assumes such defense then for so long as the Indemnifying Party is defending such Third Party Claim in accordance with its obligations hereunder then the Indemnified Party shall not admit any liability with respect to, or settle, any said Third Party Claim without the Indemnifying Party's prior written consent; provided, however, that the Indemnified Party shall have the right to settle, compromise or discharge such Third Party Claim without the consent of the Indemnifying Party if the Indemnified Party releases the Indemnifying Party from its indemnification obligation hereunder with respect to such Third Party Claim. If requested by the Indemnifying Party, the Indemnified Party shall cooperate fully in the defense or prosecution of any Third Party Claim the defense of which has been assumed by the Indemnifying Party, and the Indemnified Party shall furnish such records, information and testimony and attend all such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith, but if the Indemnified Party reasonably incurs more than nominal out-of-pocket costs in so cooperating or acting at the request of the Indemnifying Party then the Indemnified Party may request, which request shall not be unreasonably denied, reimbursement from the Indemnifying Party for all reasonable out-of-pocket costs incurred by the Indemnified Party in so cooperating or acting.

                  (c) Notwithstanding Section 5.03(b), if (i) an Indemnified Party is obligated to permit an insurer or other Person having liability therefore to assume the defense of a Third Party Claim, or (ii) an Indemnified Party determines in good faith that there is a reasonable possibility that a Third Party Claim may materially and adversely affect it or its assets or business other than as a result of the payment of monetary damages, or (iii) the Indemnifying Party and Indemnified Party are both named parties in a Third Party Claim and in the reasonable judgment of the Indemnified Party a conflict of interest (other than a dispute regarding the scope of the Indemnified Party's right to indemnification under this Agreement) between the Indemnified Party and the Indemnifying Party exists or (iv) if the Indemnifying Party fails, after reasonable notice from the Indemnified Party, to diligently and in good faith defend such Third Party Claim, then, at the option of the Indemnified Party, the Indemnifying Party shall not have the right to assume the defense of such Third Party Claim and the Indemnified Party may, by notice to the Indemnifying Party, reassume the defense of any such Third Party Claim previously assumed by the Indemnifying Party. No retention or reassumption of any such defense by the Indemnified Party shall prejudice any rights of the Indemnified Party under
Section 5.01 or 5.02.

                  (d) If the Indemnifying Party does not give notice and assume the defense of such Third Party Claim in accordance with Section 5.03(b) or is not entitled to assume or retain the defense thereof, the Indemnified Party shall have full authority to defend and/or settle any such Third Party Claim for the account of and at the sole risk, cost and expense of the Indemnifying Party. If the Indemnified Party undertakes the defense and/or settlement of any such Third Party Claim it shall do so diligently and in good faith and the Indemnifying Party shall from time to time upon the request of the Indemnified Party reimburse the Indemnified Party for the costs incurred by the Indemnified Party in defending and/or settling such Third Party Claim. The Indemnifying Party shall be bound by any settlement entered into by the Indemnified Party to the extent that such settlement is commercially reasonable measured in the context of the matter settled and by any judgment resulting from such Third Party Claim. If the Indemnifying Party had the right to assume the defense and settlement of such Third Party Claim and did not do so then, in any dispute between the Indemnifying Party and Indemnified Party regarding the defense or settlement of such Third Party Claim the Indemnifying Party shall have the burden to prove that the Indemnified Party did not defend such Third Party Claim diligently and in good faith and/or settle such claim in a commercially reasonable manner.

                  (e) The Indemnifying Party shall not admit any liability, settle, compromise, pay or discharge, without the consent of the Indemnified Party, any Third Party Claim being defended by it, unless with respect to any settlement: (i) the Indemnified Party is not obligated to perform or to refrain from performing any act under such settlement and there is no encumbrance on any assets of the Indemnified Party; (ii) there is no finding or admission of any violation of any Legal Requirement, violation of the rights of any Person by the Indemnified Party or any other liability or obligation of the Indemnified Party to any Person; and (iii) the Indemnified Party receives, as a part of such settlement, a complete release, in form and substance reasonably satisfactory to the Indemnified Party.

                  (f) The party controlling the defense of a Third Party Claim shall keep the other party reasonably informed at all stages of the defense and/or settlement of such Third Party Claim. The party not controlling the defense of any such Third Party Claim shall have the right, at its sole cost and expense, to participate in, but not control, the defense of any such Third Party Claim.

         Section 5.04. INSURANCE RECOVERY. The amount that an Indemnifying Party is or may be required to pay to an Indemnified Party pursuant to Section 5.01 or
5.02 shall be reduced by any Insurance Proceeds or other amounts actually recovered by or on behalf of such Indemnified Party, in reduction of the related Loss. If an Indemnified Party shall have received the payment required by this Agreement from an Indemnifying Party in respect of any Loss and shall subsequently actually receive Insurance Proceeds or other amounts in respect of such Loss, then such Indemnified Party shall pay to such Indemnifying Party a sum equal to the amount of such Insurance Proceeds or other amounts actually received (up to but not in excess of the amount of any indemnity payment made hereunder) less any costs reasonably incurred by the Indemnified Party to collect such Insurance Proceeds. No insurer or other Person shall: (a) be relieved of the responsibility to pay any claims which it would otherwise be obligated to pay in the absence of the foregoing indemnification provisions; (b) solely by virtue of the indemnification provisions hereof, have any subrogation rights with respect to any claims which it would otherwise be obligated to pay or (c) be entitled to a benefit it would not be entitled to receive in the absence of the foregoing indemnification provisions.

                      ARTICLE VI. MISCELLANEOUS PROVISIONS

         Section 6.01. NOTICES. All notices, demands and other communications which may or are required to be given to or made by either party to the other in connection with this Agreement shall be in writing (including telex, fax or other similar writing) and shall be deemed to have been duly given or made: (a) if sent by registered or certified mail, five days after the posting thereof with first class postage attached, (b) if sent by hand or overnight delivery, upon the delivery thereof and (c) if sent by telex or fax, upon confirmation of receipt of such telex or fax, in each case addressed to the respective parties as follows:

         GenCorp:          GenCorp Inc.
                           Highway 50 & Aerojet Road
                           Rancho Cordova, CA    95670
                           Attn:  Secretary

         OMNOVA:           OMNOVA Solutions Inc.

                           175 Ghent Road
                           Fairlawn, Ohio 44333
                           Attn:  Secretary

or to such other address and to the attention of such other persons as either party hereto may specify from time to time by notice to the other party.

         Section 6.02. ENTIRE AGREEMENT. This Agreement, the Schedules hereto and the Ancillary Agreements embody the entire agreement of the parties hereto with respect to the subject matter hereof, and supersede all prior and contemporaneous agreements, oral or written, relative to said subject matter.

         Section 6.03. ASSIGNMENT. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties and their respective successors and assigns; provided, however, that neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned (other than by merger or pursuant to a sale of all or substantially all of a party's assets to one Person) by either of the parties hereto without the prior written consent of the other party, which consent shall not be unreasonably withheld; provided, however, that no such assignment shall relieve the assigning party of any liabilities or obligations hereunder. Any transfer or assignment of any of the rights, interests or obligations hereunder in violation of the terms hereof shall be void and of no force or effect.

         Section 6.04. CAPTIONS. The Table of Contents and Article and Section headings of this Agreement are inserted for convenience only and shall not constitute a part of this Agreement in construing or interpreting any provision hereof.

         Section 6.05. WAIVER; CONSENT. This Agreement may not be changed, amended, terminated, augmented, rescinded or discharged (other than by performance), in whole or in part, except by a writing executed by the parties hereto, and no waiver of any of the provisions or conditions of this Agreement or any of the rights of a party hereto shall be effective or binding unless such waiver shall be in writing and signed by the party claimed to have given such waiver or consented thereto. Except to the extent that a party hereto may have otherwise agreed in writing, no waiver by that party of any breach by the other party of any of its obligations hereunder shall be deemed to be a waiver of any other subsequent or prior breach of the same or any other obligation by the other party, nor shall any forbearance by the first party to seek a remedy for any noncompliance or breach by the other party be deemed to be a waiver by the first party of its rights and remedies with respect to such noncompliance or breach.

         Section 6.06. NO THIRD PARTY BENEFICIARIES. Except as expressly provided in this Agreement, nothing herein, expressed or implied, is intended or shall be construed to confer upon or give to any Person any legal or equitable right, remedy, claim or other benefit under or by reason of this Agreement.

         Section 6.07. SURVIVAL OF AGREEMENTS. All covenants and agreements of the parties contained in this Agreement shall survive the Closing Time and the Distribution Date.

         Section 6.08. EXPENSES. Except as otherwise set forth in this Agreement or any Ancillary Agreement, all costs and expenses incurred on or prior to the Distribution Date (whether or not paid on or prior to the Distribution Date) in connection with the preparation, execution, delivery and implementation of this Agreement and any Ancillary Agreement, the Separation, the Distribution and the consummation of the transactions contemplated hereby and thereby shall be charged to and paid by GenCorp. Except as otherwise set forth in this Agreement or any Ancillary Agreement, each party shall bear its own costs and expenses incurred after the Distribution Date.

         Section 6.09. GROUP PERFORMANCE. Each of the parties hereto shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein or in the Ancillary Agreements to be performed by a member of its Group.

         Section 6.10. COUNTERPARTS. This Agreement may be executed simultaneously in multiple counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

         Section 6.11. GENDER. Whenever the context requires, words used in the singular shall be construed to mean or include the plural and vice versa, and pronouns of any gender shall be deemed to include and designate the masculine, feminine or neuter gender.

         Section 6.12. GOVERNING LAW. This Agreement shall in all respects be construed in accordance with and governed by the laws of the State of Ohio exclusive of laws relating to conflicts of law.

         Section 6.13. INTERPRETATION. It is acknowledged by OMNOVA and GenCorp that this Agreement has undergone several drafts with the negotiated suggestions of each and, therefore, no presumptions shall arise favoring either party by virtue of the authorship of any provision of this Agreement.

         Section 6.14. BLUE PENCIL. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the court making the determination of invalidity or unenforceability shall have the power to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

         Section 6.15. CONFLICTS. Notwithstanding any other provision of this Agreement, in the event of any conflict between this Agreement and the Employment Matters Agreement or this Agreement and the Tax Matters Agreement, the Employment Matters Agreement or the Tax Matters Agreement, as the case may be, shall control. Any Dispute under this Agreement shall be resolved as provided for in the Alternative Dispute Resolution Agreement, of even date, between GenCorp and OMNOVA.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

OMNOVA SOLUTIONS INC.                       GENCORP INC.

By: /s/ James C. LeMay                      By: /s/ William R. Phillips
   -------------------------------             -----------------------------

Name:   James C. LeMay                      Name:  William R. Phillips
      ----------------------------               ----------------------

Title:  Senior Vice President               Title: Senior Vice President
      ----------------------------                ---------------------------

                                Schedule 1.01(a)

                             Corporate Real Property


GenCorp Corporate Headquarters
175 Ghent Road
Fairlawn, Ohio 44333

GenCorp Technology Center
2990 Gilchrist Road
Akron, Ohio 44305-44720

GenCorp Flight Operations
Building #8 and lease of associated land
5430 Lauby Road
North Canton, Ohio  44720

                                Schedule 1.01(b)

                         Certain Discontinued Operations

For the avoidance of doubt and notwithstanding Section 2.03, the following matters and locations and all liabilities and obligations arising or resulting therefrom shall be deemed to be, without limitation, Retained Liabilities:

(i) FORMER FACILITY LOCATIONS:  The following former facility locations:

1.  Lawrence, Massachusetts - including, without         10.      Troy, Michigan
    limitation, 70 General St. and 1 Marston St.

2.  Ashtabula, Ohio                                      11.      Montebello, California

3.  Point Pleasant, West Virginia                        12.      Orange, California

4.  Toledo, Ohio                                         13.      Cranston, Rhode Island

5.  Ada, Oklahoma                                        14.      Compton, California

6.  Cuba, Missouri                                       15.      Southfield, Michigan

7.  Shadeland, Texas                                     16.      E. Rutherford, New Jersey

8.  Reading, Massachusetts

9.  Newman, Georgia

(ii) OTHER LOCATIONS: The following other locations:

1.  Auburn Road Landfill, Londonderry, New Hampshire

2.  Solvents Recovery Services of New England, Inc., Southington, Connecticut

3.  Old Southington Landfill, Southington, Connecticut

4.  Ashtabula River, Ashtabula County, Ohio

5.  Fields Brook, Ashtabula County, Ohio

6.  New Lyme Landfill, Ashtabula County, Ohio

7.  Big D Landfill, Ashtabula, Ohio

8.  Olin plant in Ashtabula, Ohio

9.  Stickney/Tyler Road Landfills, Toledo, Ohio

10. Dura Avenue Landfill, Toledo, Ohio

11. Unnamed Tributary, Toledo, Ohio

12. King Road Landfill, East Sylvania Township, Lucas County, Ohio

13. Four County Landfill, Fulton County, Indiana

14. Industrial Excess Landfill, Uniontown, Ohio

15. Organic Chemical, Inc., Granville, Michigan

16. Diaz Refinery, Diaz, Arkansas

17. Chemical Recycling Inc., Wylie, Texas

18. Northside Sanitary Landfill, Marion, Indiana

19. PCB Treatment, Inc., Kansas City, Kansas and Kansas City, Missouri

20. Third Site, Zionsville, Indiana

21. Hardage/Criner Landfill, Criner, Oklahoma

22. Marion Bragg Dump, Marion, Indiana

23. Panasote, Pt. Pleasant, West Virginia

24. Randolph Dump Site, Columbus, Mississippi

25. Delta Chemical, North Buffalo Township, Pennsylvania

(iii) OTHER MATTERS: All of the matters described in the Litigation Report (including the Appendices thereto) of W. R. Phillips to the Audit Committee dated August 31, 1999, excluding claims for defective commercial roofing described in Part 4.A., page 8 of Appendix B and page 2 of Appendix C of such report.

                                Schedule 1.01(c)
                              OMNOVA Real Property
                              --------------------

PERFORMANCE CHEMICALS
---------------------

Owned:
-----

165 S. Cleveland Avenue                              83 Authority Drive
Mogadore, Ohio 44260                                 Fitchburg, MA  01420

1601 Highway 41 SW                                   1701 Cornell Road
Calhoun, GA  30701-3651                              Green Bay, WI  54313

One GenCorp Drive                                    6008 High Point Road
Chester, SC  29706                                   Greensboro, NC  27407



Leased:
------

235 Brickyard Road
Dalton, GA  30720

Wilson Street Warehouse
Compartment Nos. 1 & 2
Chester, SC

DECORATIVE & BUILDING PRODUCTS
------------------------------

Owned:
-----

Route 895 West, Hickory Drive          Tonbridge Road, East Peckham
Auburn, PA  17922-0429                 Tonbridge, Kent
                                       England  TN12 5JX

133 Yorkville Road East                5 Northeastern Blvd
Columbus, MS  39702                    Salem, NH  03079

Chambers Avenue                        2011 Rocky River Rd., North
Jeannette, PA  15644                   Monroe, NC  28110



Leased:
------

14 Rue Des Parisiens                   Plejadenlaan 19
Anieres, France                        19 Avenue des Pleiades
                                       1200 Brussels, Belgium

2201 Coronation Boulevard              74-78 Wood Lane End
Charlotte, NC                          Hemel Hempstead,
                                       Hertsfordshire England HP2 4 RF

PO Box 34625                           170 Rue De Javel
Nr. GPO Umm Hureir                     Paris France  75015
Dubai, UAE

1359 Broadway                          10 Bloomfield Avenue
New York, New York  10018              Pine Brook, NJ  07058

1722 Indian Wood Circle Suite A        1414 West Randol Mill Suite 200-3
Maumee, OH  43537-4060                 Arlington, TX 76012

516 Main Street - Apt B                302 N. El Camino Real - Suite 200-Unit 19
Loveland, OH  45140                    San Clemente, CA  92672

2722 Chambers Drive                    7403 East 6th Avenue - Suite 4
Monroe, NC  28110                      Scottsdale, AZ  85251

Branch Estates                         2000 E Lamar Blvd - Suite 600 - Office 36
3121 Route 22 Suite 214                Arlington, TX  76006
Somerville, NJ 08876-3500

20 Maylands Avenue                     105-107 Dumbarton Road
Hemel Hempstead                        Glasgow, Scotland  G11 6PW
Hertfordshire HP2 RF
                                       Parking Lot
1030 South LaGrange Road - Suite 3     Chambers Avenue-adjacent to mfg building
LaGrange, IL 60525                     Jeannette, PA

79/89 Pentonville Road                 Wira House Suite 4 Second Floor
London, England  N1 9LW                West Park Ring Road
                                       Leeds, England  LS16 6BD

Lakeside Office Park                   2710 Chambers Drive
591 North Avenue - Suite 2/1st         Monroe, NC  28111
Wakefield, MA  01880
                                       545 Orchard Road #09-05
131 Bradford Street - Suite 214        Far East Shopping Centre
Bradford Court                         Singapore  238882
Birmingham, England B12 ONS
                                       4/l Przy Bazantarni Street
Paddock Wood Distribution Center       Warsaw, Poland  02-793
Tonbridge Road, East Peckham
Tonbridge, Kent
England TN12 5JX

                                Schedule 1.01(d)

                                 OMNOVA Entities


Decorative Products Thailand, Inc., an Ohio USA corporation
     CPPC - Decorative Products Company Limited, a Thailand limited company Decorative Products (Singapore) Pte, Ltd., a Singapore limited company
GenCorp do Brasil Ltd., a Brazilian limited liability partnership
GenCorp Services Inc., an Ohio USA corporation
     GenCorp Wallcovering (USA), Inc., an Ohio USA corporation
         GenCorp Wallcovering (UK) Limited, a United Kingdom limited company
               Muraspec SARL, a French societe a responsabilite limitee
               Muraspec Polska Sp. z.o.o., a Polish limited liability company GenCorp Wallcovering LLC, Dubai, an Emirate of Dubai limited liability company
               GenCorp Performance Chemicals (U.K.) Ltd.
GenCorp Polymer Products SARL, a French societe a responsabilite limitee
GenCorp Performance Chemicals (Singapore) Pte, Ltd., a Singapore limited company GenCorp Performance Chemicals Canada, a Canada corporation
Sequa Chemicals, S.A., a Spanish public limited company
Gen I Services, Inc., an Ohio USA corporation

                                Schedule 1.01(e)

                         Discontinued OMNOVA Operations



Any terminated, divested or discontinued business or operation of GenCorp or any OMNOVA Entity which: (i) is not a Known Liability AND (ii) is not included on
Schedule 1.01(b) AND (iii) was terminated, divested or discontinued by GenCorp or an OMNOVA Entity on or after January 1, 1993 and prior to the Closing Time AND (iv) was, at the time of such termination, divestiture or discontinuance, engaged in the manufacture of specialty chemicals, coated fabrics, vinyl films, wallcovering, commercial roofing or other products or operations of the OMNOVA Business; provided, however, that the "Discontinued OMNOVA Operations" shall only include liabilities or obligations to the extent arising from the manufacture of specialty chemicals, coated fabrics, vinyl films, wallcovering, commercial roofing or other products or operations of the OMNOVA Business. The Discontinued OMNOVA Operations shall be deemed to include, without limitation, the divested residential wallcovering product line, the divested urethane adhesive product line and the divested Newcomerstown, Ohio facility. The inclusion of the divested residential wallcovering product line, divested urethane adhesive product line and the divested Newcomerstown, Ohio facility as Discontinued OMNOVA Operations shall not be considered in determining whether or not any other business or operation is included in or excluded from the Discontinued OMNOVA Operations.

                                Schedule 1.01(f)

                          OMNOVA Intellectual Property